Exhibit 10.1

AGREEMENT

THIS AGREEMENT, dated as of August 3, 2022, is entered into by and between JAKKS PACIFIC, INC., a Delaware corporation (the “Company”), and the undersigned holders (the “Preferred Stockholders”) of shares of the Company’s Series A Preferred Stock (the “Preferred Stock”).

WHEREAS, the Preferred Stockholders and the Company are parties to Voting Agreements, dated as of August 9, 2019 (the “Voting Agreements”), which provide, inter alia, for restrictions on transfer by the Preferred Stockholders of any shares of the Company’s shares of common stock, par value $0.001 per share, of the Company (“Company Common Stock”);

WHEREAS, the Voting Agreements also provide that the Nominating and Corporate Governance Committee (the “Committee”) of the Company’s Board of Directors (the “Board”) has the exclusive authority to enforce or waive the provisions of the Voting Agreement on behalf of the Company;

WHEREAS, the Preferred Stockholders have requested that the Company agree to terminate the Voting Agreements;

WHEREAS, all of the non-interested members of the Committee determined that it is in the best interests of the Company to terminate the Voting Agreements provided that the Preferred Stockholders agree to terminate certain special rights granted to the Preferred Stockholders in the nomination and election of members of the Board, subject to the Board’s approval of such termination; and

WHEREAS, the Board has determined that it is in the best interests of the Company and its shareholders to terminate the Voting Agreements, and eliminate the special rights of the Preferred Stockholders in the nomination and election of members of the Board, all on the terms and conditions set forth in this Agreement.

NOW, THEREFORE, in consideration of the foregoing premises and the promises and covenants contained herein, and for other good and valuable consideration, the sufficiency of which is hereby acknowledged, the parties hereto, intending to be legally bound, hereby agree as follows:

1.    Incorporation of Recitals. The identification of the parties to this Agreement and the Recitals are incorporated by reference as though fully set forth herein.

2.    Termination of Voting Agreements. The Preferred Stockholders and the Company hereby terminate the Voting Agreements effective immediately.

3.    Termination of Certain Rights of Preferred Stockholders. The special rights granted to the Preferred Stockholders with respect to the nomination and election of members of the Board and the Committee are hereby terminated, effective immediately, and the Certificate of Designations of the Powers, Preferences and Relative, Participating, Optional and Other Special Rights, and Qualifications, Limitations and Restrictions Thereof, of Series A Senior Preferred Stock (the “Preferred Stock Designations”), the Company’s By Laws, and the Charter of the Committee shall be amended in such manner as is approved by the Board to eliminate such rights, including termination of:

a.

the right to nominate and elect the Series A Preferred Directors (as such term is defined in the Company’s By Laws), to remove any Series A Preferred Director, and fill any vacancies created by the death, disability, resignation, or removal;

b.	the right to nominate any of the Class II Directors;
c.	the right to designate any members of the Committee; and
d.

the right to approve certain changes to the Preferred Stock Designations, Company’s By Laws, and the Charter of the Committee as described in such documents that relate to each of the matters set forth in this Section 3 (but not any other provisions of such documents).

4.    Indemnification. The Preferred Stockholders severally not jointly, pro-rata based on the number of shares of Preferred Stock that they own, shall indemnify the Company, and its officers, directors, employees, agents and their respective heirs, executors, successors and assigns, and hold each of them harmless from any liability, cost, claim, or expense, including, but not limited to, reasonable attorneys’ fees, from any claim arising out of or related to the termination of the Voting Agreements.

5.    Further Assurances. Each of the Preferred Stockholders and the Company shall execute and deliver any and all further documents, agreements and instruments, and take all further actions, as may be required under applicable law, or as any of the parties may request in order to effect the purposes of this Agreement, including without limitation, that the Company will instruct the Company’s transfer agent to remove all legends and restrictions on transfer applicable to the shares of Company Common Stock covered by the Voting Agreements.

6.    Valid and Binding Obligation. Each party represents that this Agreement, when executed and delivered by such party, constitutes a valid and binding obligation of such party, enforceable in accordance with its terms. Benefit Street Partners LLC, a Delaware limited liability company, executes this Agreement on its own behalf, and on behalf of certain funds, accounts, and other entities advised and/or managed by it (either directly and/or through one or more affiliated entities), that own Preferred Stock.

7.    Due Execution. Each party represents that all corporate actions on the part of such party necessary for the authorization, execution, delivery and performance of this Agreement have been taken.

8.    Successors and Assigns. This Agreement and the respective rights and obligations of the parties hereunder will inure to the benefit of, and be binding upon, their respective successors, permitted assigns, heirs, and legal and personal representatives.

9.    Governing Law. This Agreement shall be governed by the laws of the State of New York, without giving effect to the principles of conflict of laws.

10.    Entire Agreement; Counterparts. This Agreement represents the entire agreement and understanding among the parties concerning the subject matter hereof, and supersedes and replaces any and all prior and contemporaneous written, oral or electronic agreements and understandings amongst the parties concerning the subject matter hereof. This Agreement may be executed in counterparts and via facsimile or other electronic means, each of which shall be deemed an original and shall be enforceable against the parties actually executing such counterparts, and all of which when together shall constitute one instrument.

[remainder of page intentionally left blank; signature page follows]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered as of the date first set forth above.

JAKKS PACIFIC, INC.

By:

      Name:

      Title:

BENEFIT STREET PARTNERS LLC

By:

      Name:

      Title:

CONCISE SHORT TERM HIGH YIELD MASTER FUND, SPC

By:

      Name: Thomas P. Krasner

      Title: Portfolio Manager

AXAR MASTER FUND LTD.

By:

       Name:

       Title:

STAR V PARTNERS LLC

By:

       Name:

       Title:

MERCER QIF FUND PLC - MERCER INVESTMENT FUND 1

By:

       Name: Thomas P. Krasner

       Title: Portfolio Manager

4